Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

First Quarter 2009 Financial Results and Operational Highlights

XIAFLEX™ BLA Receives Priority Review

XIAFLEX Commercial Organization Preparing for Potential August FDA Approval

Total Revenues of $34.7 MM, up 28% versus Q1 of 2008

MALVERN, PA, (May 6, 2009)—Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended March 31, 2009. For the first quarter of 2009, Auxilium reported net revenues of $34.7 million compared to net revenues of $27.1 million in the first quarter of 2008. The net loss for the first quarter of 2009 was $(13.2) million, or $(0.31) per share, compared to a net loss of $(12.3) million, or $(0.30) per share, reported for the first quarter of 2008.

On April 28, 2009, the U.S. Food and Drug Administration (FDA) accepted for Priority review the Company’s Biologics License Application (BLA) for XIAFLEX™ (clostridial collagenase for injection) for the treatment of Dupuytren’s contracture filed on February 27, 2009. The FDA has provided a Prescription Drug User Fee Act (PDUFA) goal date of August 28, 2009 for completion of its review of the XIAFLEX BLA. If approved by the FDA, Auxilium expects to launch XIAFLEX for Dupuytren’s contracture in the U.S. within 60 days of FDA approval.

“Receiving Priority review from the FDA is a significant achievement in the development pathway of XIAFLEX. We are preparing our commercial organization for a potential U.S. XIAFLEX launch in the second half of 2009 and believe that we have a comprehensive plan in place to launch approximately 60 days after approval,” said Armando Anido, Chief Executive Officer and President of Auxilium. “As for Testim®, our total U.S. prescriptions for the first quarter kept pace with the testosterone replacement gel market and increased 14.1% from the first quarter of 2008, according to National Prescription Audit (NPA) data from IMS Health, Inc. (IMS).”

First Quarter Operational Highlights:

XIAFLEX:

•

On February 27, the Company filed its BLA for Dupuytren’s contracture with FDA. The filing included data from 1,082 subjects and over 2,600 injections of XIAFLEX. FDA accepted the Company’s BLA and granted Priority review on April 28, 2009.

•	Key Commercial and Medical personnel have been added in anticipation of a potential launch in the second half of 2009.

•

The Company enrolled over 120 patients in its phase IIb study of XIAFLEX for Peyronie’s disease on January 30, completed all dosing on April 30, and expects to announce top-line results in the fourth quarter of 2009.

TESTIM:

•	According to IMS, 138,164 total prescriptions for Testim were dispensed in the first quarter of 2009, a growth of 14.1% over the first quarter of 2008.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 14.9% versus the first quarter of 2008, according to IMS.

•	Testim ended the month of March with a 21.6% share of total prescriptions for testosterone gels in the U.S., down from 21.9% at the end of March 2008, according to IMS.

MANAGEMENT TEAM ADDITIONS:

•

In the first quarter of 2009, the Company continued to build out its management team. Dr. Jim Tursi joined Auxilium as Vice President, Clinical Affairs. Dr. Tursi was previously at GlaxoSmithKline Biologicals (GSK) where he directed the cross-functional team preparing their cervical cancer vaccine for launch in North America. Prior to GSK, he was Senior Medical Director of Medical Affairs/Clinical Development at Procter and Gamble Pharmaceuticals and had responsibility for Women’s Health, Urology, and Gastroenterology products. Dr. Tursi received his MD from the Medical College of Pennsylvania and completed residency training in obstetrics and gynecology at The Johns Hopkins Hospital.

Updated 2009 Financial and Operational Guidance

Based on the FDA’s acceptance of the XIAFLEX BLA for Priority review, Auxilium has updated its 2009 guidance. The Company is not including any sales of XIAFLEX or the costs of the 75 to 100 person XIAFLEX sales force that it anticipates hiring (including certain training and marketing costs) in its updated guidance because the amount of such sales and costs that may be realized in 2009, if any, are dependent upon the launch date of XIAFLEX which is not yet known. The Company anticipates:

•	net revenues remain unchanged at $150 million to $155 million for 2009;

•

research and development investment will be in the range of $45 million to $50 million, which includes $4 million to $5 million of stock-based compensation cost. This is down from previous guidance of $49 million to $53 million;

•

selling, general and administrative expenses will be in the range of $120 million to $130 million up from previous guidance of $116 million to $121 million, which does not include the costs of hiring and training the sales force, and includes $12 million to $14 million of stock-based compensation cost;

•	net loss will be in the range of $55 million to $60 million compared to the previous guidance of $50 million to $55 million; and
•	total stock-based compensation expense will remain in the range of $16 million to $19 million.

With respect to the clinical and commercialization program for XIAFLEX, Auxilium expects to:

•	prepare the Company’s commercial organization to execute a successful U.S. XIAFLEX launch within 60 days of the FDA’s action date; and

•	release top line results from the double-blind phase IIb clinical trial for XIAFLEX for the treatment of Peyronie’s in the fourth quarter of 2009.

Information concerning select assumptions will be discussed during the conference call today, May 6, 2009 at 10:00 a.m. EDT.

First Quarter 2009 Financial Details

For the quarter ended March 31, 2009, Auxilium reported net revenues of $34.7 million compared to net revenues of $27.1 million in the first quarter of 2008. There was $1.3 million of ex-U.S. partner milestone revenue recognition and shipments of Testim in the first quarter of 2009, compared to $0.2 million of ex-U.S. partner milestone revenue recognition in the first quarter of 2008. The Company also recognized $0.9 million in revenues related to the amortization of upfront payments related to XIAFLEX. The net loss for the first quarter of 2009 was $(13.2) million, or $(0.31) per share, compared to a net loss of $(12.3) million, or $(0.30) per share, reported for the first quarter of 2008. Net loss for the first quarter of 2009 includes total stock-based compensation expense of $4.5 million, compared to $2.1 million for the first quarter of 2008.

Gross margin on net revenues was 77.3% for the quarter ended March 31, 2009 compared to 77.9% for the comparable period in 2008. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The decrease in the gross margin rate is the result of a 2008 one-time manufacturing fee rebate and higher coupon usage in 2009, partially offset by the impact of year-over-year price increases on U.S. Testim revenues and the increase in amortization of up-front and milestone payments.

Research and development spending for the quarter ended March 31, 2009 was $13.5 million, compared to $13.2 million for 2008. Although the overall spending was comparable year over year, there was a significant reduction in clinical development costs primarily related to fewer XIAFLEX related clinical trials being conducted in 2009, offset by increases in regulatory costs and manufacturing costs at our Horsham manufacturing facility.

Selling, general and administrative expenses totaled $26.4 million for the quarter ended March 31, 2009 compared with $21.0 million for the year-ago quarter. The increase was primarily due to higher compensation costs associated with FAS 123R, costs incurred in defense of our Testim intellectual property and investments in preparing for the potential U.S. launch of XIAFLEX.

As of March 31, 2009, Auxilium had $90.2 million in cash and cash equivalents compared to $113.9 million on December 31, 2008.

Conference Call

Auxilium will hold a conference call today, May 6, 2009 at 10:00 a.m. EDT, to discuss first quarter 2009 results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until June 6, 2009.

Conference call details:

Date:	Wednesday, May 6, 2009
Time:	10:00 a.m. EDT
Dial-in (U.S.):	866-543-6411
Dial-in (International):	617-213-8900
Web cast:	http://www.auxilium.com
Passcode:	Auxilium

To access an audio replay of the call:

Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	69053857

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEX™ (clostridial collagenase for injection), formerly referred to as AA4500, has completed phase III clinical trials for the treatment of Dupuytren’s contracture, and the biologics license application is under review at the FDA for the treatment of Dupuytren’s contracture. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•

Auxilium’s expected financial performance during 2009 and the financial milestones that it may achieve for 2009, including 2009 net revenues, research and development spending, selling, general and administrative expenses, net loss and stock-based compensation expenses;

•	the timing of the release of top-line results from the phase IIb clinical trial for XIAFLEX for the treatment of Peyronie’s disease;

•	the approval by FDA of the filing of the Biologics License Application for XIAFLEX for the treatment of Dupuytren’s contracture and the timing of such approval;

•	the Company’s preparedness for the launch of XIAFLEX in the U.S. and the timing of such launch; and

•	the interpretation of clinical data.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	further evaluation of clinical data and results of clinical trials;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	the timing, cost and degree of success of the U.S. launch of XIAFLEX;

•	difficulties or delays in manufacturing;

•	the outcome of pending litigation;

•	competition from currently marketed products, generic products, and new products;

•

general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenues	$34,674	$27,117

Operating expenses:
Cost of goods sold	7,877	5,999
Research and development*	13,534	13,191
Selling, general and administrative*	26,403	21,020

Total operating expenses	47,814	40,210

Loss from operations	(13,140)	(13,093)
Interest income	220	779

Loss before income taxes	$(12,920)	$(12,314)
Income tax expense	314	—

Net loss	$(13,234)	$(12,314)

Basic and diluted net loss per common share	$(0.31)	$(0.30)

Weighted average common shares outstanding	42,320,072	40,670,290

* includes the following amounts of stock-based compensation expense:
Research and development	1,132	$516
Selling, general and administrative	3,398	1,597

AUXILIUM PHARMACEUTICALS, INC. Selected Consolidated Balance Sheet Data (In thousands) (Unaudited)

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$90,195	$113,943
Working capital	74,407	87,339
Long-term investments	3,419	3,419
Total assets	150,525	171,187
Other long-term liabilities	78,218	80,423
Total stockholders' equity	26,998	35,266